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                                                       STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 01/18/2000
                                                       001026008 - 2980248

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             COLLEGIATE PACIFIC INC.

         Collegiate Pacific Inc., a corporation organized and existing under the Delaware General Corporation Law (the "Company"),

         DOES HEREBY CERTIFY:

         1. The Board of Directors of Collegiate Pacific Inc. duly adopted a resolution, in accordance with Section 242 of the General Corporation Law of the State of Delaware, to amend the Certificate of Incorporation of Collegiate Pacific Inc. to effect a one-for-five reverse stock split on the Common Stock and declaring the advisability thereof.

         2. At the Annual Meeting of Stockholders held on January 14, 2000, duly called and held in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware, a majority of the shares of the outstanding stock entitled to vote thereon, were voted in favor of such amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         3. Paragraph A of Article IV of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                  "A. The total number of shares of all classes of stock which the Company shall have the authority to issue is 51,000,000 shares, consisting of (a) 1,000,000 shares of Preferred Stock, $0.01 par value per share, and (b) 50,000,000 shares of Common Stock $0.01 par value per share. Upon amendment of this Article as herein set forth (the "Effective Date"), each five (5) shares of Common Stock issued and outstanding on the Effective Date (the "Old Common Stock") shall be converted into one (1) share of Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. A holder of each such 5 shares of Old Common Stock shall be entitled to receive upon surrender of the certificates representing such Old Common Stock (the "Old Certificates," whether one or more) to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. In lieu of any such fractional shares, each holder of Common




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         Stock who would otherwise have been entitled to a fraction of a share of Common Stock upon surrender of such holder's Certificates will be entitled to receive a cash payment (without interest) determined by multiplying (i) five, (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Old Common Stock then held of record by such holder) and (iii) the average last sale price of shares of Old Common Stock for the 20 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices thereof for such days, in each case as officially reported on the OTC Bulletin Board. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law."


         IN WITNESS WHEREOF, said Board of Directors of the Company has caused this Certificate of Amendment to be signed by Michael J. Blumenfeld its President, and William R. Estill, its Secretary, this 18th day of January, 2000.


                                      COLLEGIATE PACIFIC INC.


                                      By: /s/ MICHAEL J. BLUMENFELD
                                         ---------------------------------------
                                         Michael J. Blumenfeld
                                         President

ATTEST:

/s/ WILLIAM R. ESTILL
----------------------------
William R. Estill, Secretary



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